UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2025 (August 20, 2025)

Trio Petroleum Corp
(Exact name of registrant as specified in its charter)

Delaware	001-41643	87-1968201
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23823 Malibu Road, Suite 304

Malibu, CA 90265

(661) 324-3911

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TPET	The NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.01. Entry Into a Material Definitive Agreement.

Asset Purchase Transaction with Capital Land Services Ltd.

Effective as of August 20, 2025, Trio Petroleum Corp, a Delaware corporation (the “Company”) entered into an Asset Purchase Agreement (the “APA”) with Trio Petroleum Canada, Corp., an Alberta, Canada corporation and a wholly owned subsidiary of the Company (the “Buyer” or “Trio Canada”), and Capital Land Services Ltd., a corporation incorporated under the Province of Alberta (the “Seller”), pursuant to which, subject to the terms and conditions set forth in the APA, the Buyer agreed to acquire certain assets and the assignment of certain leases and rights of Seller relating to Seller’s oil and gas business, including contracts, permits mineral leases and registrations for working interests in petroleum and natural gas and mineral rights located in the County of Vermilion of River (formerly known as the Municipal District of Wellington No. 481) (collectively, the “Assets”), free and clear of any liens other than certain Permitted Encumbrances (as such term is defined in the APA) for a total purchase price of (i) CD$150,000 in cash and (ii) the issuance to the Seller of restricted shares (the “Shares”) of common stock, par value US$0.0001 per share (the “Common Stock”), of the Company, having an aggregate value of CD$150,000 (the “Purchase Price”).

The APA provides for the Transaction to be closed on the later of (i) September 5, 2025 or (ii) three (3) business days following the date that the Buyer has provided written notice to Seller that the Revitalize/PWC Transaction (as such term is defined in the APA) has closed (the “Closing”). For context, the Assets are comprised solely of mineral leasehold interests, while the wellbores and surface rights relating to the Assets, including the associated regulatory permits, are in the name of Revitalize Energy Inc. by and through PRICEWATERHOUSECOOPERS INC., LIT, who has been appointed as the receiver and manager of the assets, property and undertaking of Revitalize Energy Inc. The closing of the Revitalize/PWC Transaction is subject to successfully obtaining a Sale Approval and Vesting Order from the Court of King’s Bench of Alberta (the “SAVO”). The closing of the Revitalize/PWC Transaction is to occur following fulfillment of certain conditions, including obtaining the SAVO, with the APA Closing to occur subsequent to the Revitalize/PWC Transaction closing.

The APA further provides that during the period from the date of execution of the APA, until the Closing, the Seller is required to use its commercially reasonable efforts to have the Potentially Adverse Instruments (as such term in defined in the APA) discharged, lapsed or otherwise extinguished from the applicable Certificate of Title. In the event that all of the Potentially Adverse Instruments are not discharged, lapsed or otherwise extinguished prior to the Closing, and the Buyer waives such condition and still consummates the Closing, the Seller has agreed, after the Closing, to continue to take such actions as reasonably requested by the Buyer to assist in the discharge, lapse or otherwise extinguishing the remaining Potentially Adverse Instruments. Seller has also agreed to take certain actions with respect to the surrender, release or discharge of certain other items, as provided in the APA.

Seller has agreed to pay all income, capital gains, use transfer, stamp, registration, documentary, excise, real property transfer or gains or similar taxes. Buyer has agreed to pay all sales and value added or similar taxes.

The obligations of the parties to close are conditioned on satisfaction of applicable governmental regulations and receipt of all applicable governmental approvals.

The APA contains customary representations, warranties, covenants and indemnifications by the parties for a transaction involving the acquisition of assets in oil and gas business. The APA contains certain termination rights for the Company, the Buyer and Seller, and also provides tor rights of specific performance under certain circumstances.

The foregoing summary of the APA is not complete and is qualified in its entirety by reference to the full text of the APA, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The representations, warranties and covenants set forth in the APA have been made only for purposes of the APA and solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the APA instead of establishing these matters as facts. In addition, information regarding the subject matter of the representations and warranties made in the APA may change after the date of the APA. Accordingly, the APA is included with this Current Report on Form 8-K only to provide investors with information regarding its terms and not to provide investors with any other factual information regarding the Company, its subsidiary, the Assets or Liabilities, or the Company’s or its subsidiary’ respective businesses as of the date of the APA or as of any other date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Asset Acquisition Agreement dated as of August 20, 2025.
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trio Petroleum Corp

Date: October 27, 2025	By:	/s/ Robin Ross
	Name:	Robin Ross
	Title:	Chief Executive Officer